As filed with the Securities and Exchange Commission on June 5, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MELA SCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3986004
State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

50 South Buckhout Street, Suite 1

Irvington, New York 10533

(Address of Principal Executive Offices)

2005 Stock Incentive Plan

2013 Stock Incentive Plan

(Full Title of the Plan)

Joseph V. Gulfo, M.D.

President and Chief Executive Officer

50 South Buckhout Street, Suite 1

Irvington, New York 10533

(914) 591-3783

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Stephen M. Davis, Esq.

Martin C. Glass, Esq.

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Telephone: (212) 813-8800

Facsimile: (212) 355-3333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value	500,000(2)	$1.11(4)	$555,000	$75.70
Common stock, $.001 par value	3,500,000(3)	$1.11(4)	$3,885,000	$529.91
Total	4,000,000		$4,440,000	$605.62

(1)	In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be issued pursuant to the above plans as a result of any future stock split, stock dividend, or similar adjustment.
(2)	Shares issuable in respect of awards granted under the 2005 Stock Incentive Plan.
(3)	Shares issuable in respect of awards granted under the 2013 Stock Incentive Plan.
(4)	Estimated pursuant to Rule 457(c) solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low prices reported on May 30, 2013 by The NASDAQ Capital Market.

In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information. *

*	The documents containing the information specified in this Part I will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously or concurrently filed by the Registrant with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2013 Annual Meeting of Stockholders);

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013;

3.	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 17, 2013, February 12, 2013, March 5, 2013, March 18, 2013, March 20, 2013, April 29, 2013 and April 30, 2013; and

4.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year for which audited financial statements of the Registrant have been filed.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation includes provisions that eliminate, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by the DGCL. Pursuant to these provisions, we have entered into indemnity agreements with certain of our directors.

Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful.

These provisions do not eliminate the duty of care, and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, may remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. These provisions also generally do not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Irvington, State of New York, on June 5, 2013.

MELA SCIENCES, INC.

By:	/s/ Joseph V. Gulfo, M.D.
Joseph V. Gulfo, M.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph V. Gulfo, M.D. Joseph V. Gulfo, M.D.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 5, 2013

/s/ Richard I. Steinhart Richard I. Steinhart	Sr. VP and Chief Financial Officer (Principal Financial Officer)	June 5, 2013

/s/ Robert Coradini Robert Coradini	Director	June 5, 2013

/s/ Anne Egger Anne Egger	Director	June 5, 2013

/s/ Mark Fabiani Mark Fabiani	Director	June 5, 2013

/s/ Mindy Meads Mindy Meads	Director	June 5, 2013

/s/ David K. Stone David K. Stone	Director	June 5, 2013

/s/ Kathryn Swintek Kathryn Swintek	Director	June 5, 2013

/s/ LuAnn Via LuAnn Via	Director	June 5, 2013

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Goodwin Procter LLP

4.1	MELA Sciences, Inc. 2005 Stock Incentive Plan[1]

4.2	MELA Sciences, Inc. 2013 Stock Incentive Plan[2]

23.1	Consent of EisnerAmper LLP

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

1.	Incorporated by reference to Registrant’s Registration Statement on Form S-1, as amended, as filed on August 8, 2005.
2.	Incorporated by reference to Registrant’s Proxy Statement on Schedule 14A, as filed on March 20, 2013.